Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Bob East, Westwicke	Jill Meyer, Tivity Health
(443) 213-0500	Jill.Meyer@TivityHealth.com
Tivity@Westwicke.com

Tivity Health Announces Agreement with Stockholder to Add New Directors

NASHVILLE, Tenn., February 25, 2020 — Tivity Health® (Nasdaq: TVTY), a leading provider of nutrition, fitness and social engagement solutions, today announced that its Board of Directors will appoint two new independent directors under an agreement with HG Vora Capital Management, LLC, a Tivity Health shareholder that owns approximately 9.9% of the Company’s outstanding shares. It is expected that HG Vora will name the new directors and they will join the Board in the next several weeks. They will be nominated for election at the Company’s 2020 Annual Meeting of Shareholders, replacing two current Board members who will not stand for reelection.

Chairman Kevin Wills said, “The Board is focused on delivering long-term, sustainable shareholder value. As part of this commitment, we maintain an active dialogue with shareholders and welcome all constructive input. We are also committed to maintaining a strong, highly qualified and experienced Board that serves the best interests of our shareholders, customers, partners and employees. We will maintain that strong commitment with two new directors through this agreement with HG Vora.”

Parag Vora, Founder of HG Vora, said, “We are pleased to have reached this agreement with Tivity Health to add two new highly experienced directors to its Board. We look forward to continuing our collaborative engagement with the Board and Management team, in support of their efforts to drive long-term value creation for all stakeholders.”

About Tivity Health, Inc.

Tivity Health® (Nasdaq: TVTY) is a leading provider of healthy life-changing solutions, including SilverSneakers®, Nutrisystem®, Prime® Fitness, Wisely Well™, South Beach Diet® and WholeHealth Living®. We are actively addressing the social determinants of health, defined as the conditions in which we work, live and play. From improving health outcomes to reversing the narrative on inactivity, food insecurity, social isolation and loneliness, we are making a difference and are transforming the way we do health. Learn more at TivityHealth.com